Exhibit 99.1

Investor Contacts:	Larry P. Kromidas	Logan L. Bonacorsi
	(314) 480-1452	(314) 719-1755
	lpkromidas@olin.com	llbonacorsi@olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES APPOINTMENT OF CHIEF OPERATING OFFICER

Clayton, MO, March 15, 2019 - Olin Corporation (NYSE: OLN) announced that effective April 1, 2019 James A. Varilek, 60, is promoted to Executive Vice President and Chief Operating Officer.
In this new role, Mr. Varilek assumes overall operating responsibility for the Chemicals businesses, including the Chlor Alkali Products & Vinyls, and Epoxy business segments. He retains responsibility for Olin Corporation’s Integrated Supply Chain and Global Real Estate and Services functions.
Jim has served as the Executive Vice President and President, Chlor Alkali Vinyls & Services of Olin Corporation since the acquisition of The Dow Chemical Company’s U.S. chlor alkali and vinyl, global chlorinated organics and global epoxy business in October 2015.
In November 2013, he was named President of Dow’s U.S. Chlor Alkali & Vinyl Business and in March 2015, he assumed additional responsibilities as Chief Operating Officer of Dow Chlorine Products.  From December 2010 to November 2013, he was Business Vice President for the Dow Services Business, adding Vice President for Procurement in July 2013. From November 2008 to December 2010, he was Vice President for Business Services, Advanced Materials Division, and from February 2006 to November 2008, he was Vice President of Dow’s Global Supply Chain.  Jim’s career began at The Dow Chemical Company in 1982.
Jim holds a bachelor’s degree in economics and a master’s degree in business administration from the University of Michigan.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

2019-06